UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 25, 2009 (January 30, 2009)

FOX PETROLEUM INC.
(Exact name of registrant as specified in Charter)

Nevada	000-52721	N/A
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

64 Knightsbridge, London, England, UK SW1X 7JF
(Address of Principal Executive Offices)

44-207-590-9630
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.

     On January 30, 2009, Fox Petroleum (Alaska), Inc. (the “Subsidiary”), the wholly owned subsidiary of the registrant, entered into an agreement (the “Agreement”) with Daniel K. Donkel and Samuel H. Cade (collectively, the “Payors”) regarding twelve (12) oil and gas leases in the State of Alaska (the “Twelve Leases”). The Twelve Leases were sold by the Payors to the Subsidiary on October 12, 2007.

     Under the terms of the Agreement, the Payors agreed to use their best efforts to make, on the Subsidiary’s behalf, annual rental payments for the Twelve Leases totaling up to $64,980 on or before the due date of each payment (the “Payments”). The Payments were due on February 1, 2009.

     The Subsidiary agreed to repay to the Payors by March 2, 2009 any portion of the Payments made by the Payors (the “Repayment Amount”). The Repayment Amount is subject to an 18% interest rate per annum. The Subsidiary also granted the Payors a security interest in the Subsidiary’s right, title, and interest in the Twelve Leases. The Subsidiary further agreed to transfer and assign 25% of its right, title, and interest in the Twelve Leases to Mr. Donkel and 75% of its right, title, and interest in the Twelve Leases to Mr. Cade in the event of the Subsidiary’s failure to pay the Repayment Amount in a timely manner.

     A copy of the Agreement is filed with this report as Exhibit 10.1 and is incorporated by reference herein. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement.

Item 2.03	Creation of a Direct Financial Obligation

     The disclosures under Item 1.01 above are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Description

10.1	Agreement between Fox Petroleum (Alaska), Inc., Daniel K. Donkel, and Samuel H. Cade, dated January 30, 2009

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FOX PETROLEUM INC.
(Registrant)

Date: February 25, 2009	By:	/s/ Richard Moore
Richard Moore
Chief Executive Officer and President